Exhibit 21.1

EXTREME NETWORKS, INC.

SUBSIDIARY LIST

Name	Location
Extreme Networks, Inc.	Delaware
Extreme Networks IHC, Inc.	Delaware
Enterasys Networks, Inc.	Delaware
Extreme Networks Delaware LLC	Delaware
Extreme Networks Canada Inc.	Canada
Extreme Networks International Ltd.	Cayman
Extreme Networks EMEA Ltd.	Cayman
Extreme Networks Australia PTY, Ltd.	Australia
Extreme Networks Singapore Pte. Ltd.	Singapore
Extreme Networks Korea Ltd.	Korea
Extreme Networks India Private Ltd.	India
Extreme Networks Hong Kong Ltd.	Hong Kong
Extreme Networks China Ltd.	Hong Kong
Extreme Networks Technology Co. (Beijing) Ltd.	China
Extreme Networks Mauritius	Mauritius
Extreme Networks KK	Japan
Extreme Networks APAC Sdn Bhd	Malaysia
Extreme Networks Do Brazil, Ltda	Brazil
Extreme Networks Mexico, SA de CV	Mexico
Extreme Networks Chile, Ltda.	Chile
Extreme Networks Spain SL	Spain
Extreme Networks SRL	Italy
Extreme Networks GmbH	Germany
Extreme Networks Switzerland GmbH	Switzerland
Extreme Networks UK Technology Ltd.	United Kingdom
Extreme Networks Netherlands BV	Netherlands
IHC Networks AB	Sweden
Extreme Networks Ireland Ltd.	Ireland
Extreme Networks Ireland Holding Ltd.	Ireland
Extreme Networks Ireland Ops Ltd.	Ireland
Extreme Federal Inc.	Delaware
Extreme Networks s.r.o.	Czech Republic
Aerohive Networks, Inc.	Delaware
Aerohive Networks Ltd.	Cayman Islands
Aerohive Networks Europe Ltd.	United Kingdom
Aerohive Networks, LLC	Delaware
Extreme Networks (Hangzhou) Ltd.	China
Extreme Networks Belgium SARL	Belgium
Extreme Network Bilisim Teknolojileri Hizmetleri Limited Sirketi Extreme Networks France SAS IpanemaTech UK Ltd	Turkey France United Kingdom
Extreme Networks Colombia Technology SAS	Colombia